Shrink Nanotechnologies Signs Joint Development Agreement with Major Japanese Electronics and Optics Company to Commercialize Patented Corning Modular Microfluidic System

Multi-Phase Agreement Will Target Life Science Device Prototyping and Other High Volume Market Opportunities

IRVINE, CA – May 6, 2011 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTC Markets: INKN), an innovative high technology innovation and development company announced today that it has signed a multi-phase joint development agreement with one of the world’s largest industrial and consumer electronics and optics companies, headquartered in Japan,  and with offices for its biological components group in Salzburg, Austria.  The agreement calls for Shrink and its partner to co-develop the final Corning commercial platform, and for Shrink’s joint venture partner to provide its unique engineering and manufacturing expertise in order to bring to market a modular microfluidic platform and interconnect system for targeted applications in the life science market.

Shrink CEO Mark L. Baum stated, “We are pleased to be working with one of the leading corporations in the world in order to commercialize the Corning modular microfluidic platform.  Our partner is a world class provider of bioengineering solutions for Company’s like Shrink, and they are committed to developing and bringing to market innovative “smart consumables” for targeted applications in the life science market.  Known throughout the world as a leading industrial and consumer electronics company, they bring a unique suite of capabilities in the design and manufacturing of ultra-precise high volume plastic consumables, skills that will contribute to this exciting opportunity.”

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a FIGA™ organization, focusing on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink licenses, owns and in all cases develops proprietary and patent-pending nano-sized technologies, components and product systems for a number of leading edge technology markets of varying sizes. For more information, please visit www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release due to a myriad of factors given the stage of development of Shrink. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Shrink is a development stage company and any investment in Shrink should only be made after (i) review of our public filings with the U.S. Securities and Exchange Commission (www.sec.gov), particularly the “Risk Factors” in our most recent Form 10-K, and (ii) after counsel from a registered investment professional.